EXHIBIT 99.1

December 16, 2019
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET INCOME, OPERATING INCOME AND NET SALES FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2019; INCREASES ITS CASH DIVIDEND, AND EXPECTS
CONTINUED GROWTH IN FISCAL 2020

Fourth Quarter and Fiscal Year 2019 Net Income up 27% and 26%
on Operating Income Increases of 16% and 21% and
Net Sales Increases of 14% and 16%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported that net income increased 27% to a record $85.7 million, or 62 cents per diluted share, in the fourth quarter of fiscal 2019, up from $67.4 million, or 49 cents per diluted share, in the fourth quarter of fiscal 2018. In the fiscal year ended October 31, 2019, net income increased 26% to a record $327.9 million, or $2.39 per diluted share, up from $259.2 million, or $1.90 per diluted share, in the fiscal year ended October 31, 2018.

Operating income increased 16% to a record $120.6 million in the fourth quarter of fiscal 2019, up from $103.7 million in the fourth quarter of fiscal 2018. In the fiscal year ended October 31, 2019, operating income increased 21% to a record $457.1 million, up from $376.2 million in the fiscal year ended October 31, 2018.

The Company's consolidated operating margin improved to 22.3% in the fourth quarter of fiscal 2019, up from 21.7% in the fourth quarter of fiscal 2018. The Company's consolidated operating margin improved to 22.2% in the fiscal year ended October 31, 2019, up from 21.2% in the fiscal year ended October 31, 2018.

Net sales increased 14% to a record $541.5 million in the fourth quarter of fiscal 2019, up from $476.9 million in the fourth quarter of fiscal 2018. Net sales increased 16% to a record $2,055.6 million in the fiscal year ended October 31, 2019, up from $1,777.7 million in the fiscal year ended October 31, 2018.

EBITDA increased 15% to $142.4 million in the fourth quarter of fiscal 2019, up from $123.3 million in the fourth quarter of fiscal 2018. EBITDA increased 20% to $543.0

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million in the fiscal year ended October 31, 2019, up from $453.4 million in the fiscal year ended October 31, 2018. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's fourth quarter results stating, "We are very pleased to report record quarterly results in consolidated net sales and operating income driven by record net sales at both of our operating segments. These record results principally reflect double-digit organic net sales growth within our Flight Support Group as well as mid-single digit organic net sales growth within the Electronic Technologies Group and the excellent operating performance of our fiscal 2019 acquisitions.

Cash flow provided by operating activities increased 33% to $437.4 million in fiscal 2019, up from $328.5 million in fiscal 2018. Cash flow provided by operating activities increased 9% to $124.0 million in the fourth quarter of fiscal 2019, up from $113.7 million in the fourth quarter of fiscal 2018.

Our total debt to shareholders' equity ratio decreased to 33.2% as of October 31, 2019, down from 35.4% as of October 31, 2018. Our net debt (total debt less cash and cash equivalents) of $505.0 million to shareholders’ equity ratio decreased to 29.8% as of October 31, 2019, down from 31.5% as of October 31, 2018. Our net debt to EBITDA ratio improved to .93x as of October 31, 2019 compared to 1.04x as of October 31, 2018. During fiscal 2019, we successfully completed seven acquisitions. We have no significant debt maturities until fiscal 2023 and plan to utilize our financial flexibility to aggressively pursue high quality acquisitions to accelerate growth and maximize shareholder returns.

Based on our continued strong cash flows from operations, HEICO's Board of Directors declared an $.08 per share regular semi-annual cash dividend on both classes of common stock, payable on January 23, 2020 to shareholders of record as of January, 9, 2020. The cash dividend represents a 14% increase over the prior semi-annual per share amount of $.07. This cash dividend is HEICO’s 83rd consecutive semi-annual cash dividend since 1979. The increased semi-annual cash dividend confirms our confidence in HEICO's consistent growth strategies and our desire to continue rewarding our shareholders, while retaining sufficient capital to fund our internal growth and our acquisitions.

Considering the impact of cash dividends, prior stock splits and stock dividends, one share of HEI worth $8.38 in 1990 has become worth on a combined basis approximately $4,213, representing an increase of approximately 503 times the 1990 value and a compound annual growth rate of approximately 24% as of December 13, 2019.

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As we look ahead to fiscal 2020, we anticipate net sales growth within the Flight Support Group and the Electronic Technologies Group resulting from increased demand across the majority of our product lines.  Also, we will continue our commitments to developing new products and services, further market penetration, and pursuing an aggressive acquisition strategy while maintaining our financial strength and flexibility.

Based on our current economic visibility, we believe fiscal 2020 will be another record year. We are currently estimating approximately 13% - 14% growth in full year net income and 6% - 8% growth in full year net sales over fiscal 2019 levels. We anticipate our fiscal year 2020 consolidated operating margin to approximate 21.5% - 22.0%, depreciation and amortization expense of approximately $89 million, capital expenditures to approximate $42 million and cash flow from operations to approximate $475 million. These estimates exclude additional acquired businesses, if any."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's fourth quarter results stating, "Our record quarterly results in net sales principally reflect strong double-digit organic growth within our aftermarket repair and overhaul services and replacement parts product lines.

The Flight Support Group's net sales increased 12% to a record $324.7 million in the fourth quarter of fiscal 2019, up from $290.3 million in the fourth quarter of fiscal 2018. The Flight Support Group's net sales increased 13% to a record $1,240.2 million in the fiscal year ended October 31, 2019, up from $1,097.9 million in the fiscal year ended October 31, 2018. The increase in the fourth quarter and fiscal year ended October 31, 2019 is attributable to continued strong organic growth of 12% and 13%, respectively, mainly due to increased demand and new product offerings across all of our product lines.

The Flight Support Group's operating income increased 14% to $62.2 million in the fourth quarter of fiscal 2019, up from $54.6 million in the fourth quarter of fiscal 2018. The increase principally reflects the previously mentioned net sales growth and the favorable impact from changes in the estimated fair value of accrued contingent consideration, partially offset by a decrease in gross profit margin mainly reflecting a less favorable product mix within our specialty products product line.

The Flight Support Group's operating income increased 17% to a record $242.0 million in the fiscal year ended October 31, 2019, up from $206.6 million in the fiscal year ended October 31, 2018. The increase mainly results from the previously mentioned net sales growth as well as an improved gross profit margin mainly attributable to higher net sales within our aftermarket replacement parts product line as well as efficiencies realized from the net sales growth.

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The Flight Support Group's operating margin increased to 19.2% in the fourth quarter of fiscal 2019, up from 18.8% in the fourth quarter of fiscal 2018. The increase in the fourth quarter of fiscal 2019 principally reflects the previously mentioned changes in the estimated fair value of accrued contingent consideration partially offset by the less favorable gross profit margin.

The Flight Support Group's operating margin increased to 19.5% in the fiscal year ended October 31, 2019, up from 18.8% in the fiscal year ended October 31, 2018. The increase in the fiscal year ended October 31, 2019 principally reflects the previously mentioned improved gross profit margin.

With respect to fiscal 2020, we are estimating net sales growth of approximately 7% - 8% over the prior year and the full year Flight Support Group operating margin to approximate 19.5% - 20.0%. Further, we estimate mid to high single-digit organic growth in fiscal 2020. These estimates exclude additional acquired businesses, if any.”

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's fourth quarter results stating, "Our record quarterly results in net sales reflects strong demand for our defense-related products and the impact of our well-managed and profitable fiscal 2019 acquisitions.

The Electronic Technologies Group's net sales increased 15% to a record $219.5 million in the fourth quarter of fiscal 2019, up from $191.1 million in the fourth quarter of fiscal 2018. The increase in the fourth quarter of fiscal 2019 is attributable to the favorable impact from our fiscal 2019 acquisitions as well as organic growth of 4% mainly due to increased demand for our defense products.

The Electronic Technologies Group's net sales increased 19% to a record $834.5 million in the fiscal year ended October 31, 2019, up from $701.8 million in the fiscal year ended October 31, 2018. The increase in the fiscal year ended October 31, 2019 is attributable to organic growth of 10% mainly due to increased demand for certain of our aerospace and defense products and the impact from our fiscal 2019 acquisitions.

The Electronic Technologies Group's operating income increased 13% to $64.6 million in the fourth quarter of fiscal 2019, up from $57.1 million in the fourth quarter of fiscal 2018. The increase in the fourth quarter of fiscal 2019 principally reflects the previously mentioned net sales growth partially offset by higher acquisition-related costs.

The Electronic Technologies Group's operating income increased 20% to a record $245.7 million in the fiscal year ended October 31, 2019, up from $204.5 million in the fiscal year ended October 31, 2018. The increase in the fiscal year ended October 31, 2019 principally reflects the previously mentioned net sales growth and an improved

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gross profit margin mainly driven by increased net sales and a more favorable product mix for certain defense products and efficiencies realized from the net sales growth, partially offset by higher performance-based compensation expense and acquisition-related costs.

The Electronic Technologies Group's operating margin remained strong at 29.4% in the fourth quarter of fiscal 2019 compared to 29.9% as reported in the fourth quarter of fiscal 2018. The operating margin in the fourth quarter of fiscal 2019 is inclusive of the higher acquisition-related costs associated with a recent acquisition.

The Electronic Technologies Group's operating margin improved to 29.4% in the fiscal year ended October 31, 2019, up from 29.1% in the fiscal year ended October 31, 2018. The increase in the fiscal year ended October 31, 2019 resulted mainly from an improved gross profit margin partially offset by increased SG&A expenses as a percentage of net sales, inclusive of higher acquisition-related costs and higher performance-based compensation expense.

With respect to fiscal 2020, we are estimating net sales growth of approximately 5% - 6% over the prior year and anticipate the full year Electronic Technologies Group's operating margin to approximate 28.0% - 29.0%. Further, we estimate low to mid single-digit organic growth in fiscal 2020. These estimates exclude additional acquired businesses, if any.”

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for net income attributable to noncontrolling interests, income tax expense, interest expense and depreciation and amortization expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA) which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on

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any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 80.4 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.1 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Tuesday, December 17, 2019 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 6379327. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 6379327.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new

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competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended October 31,
	2019	2018
Net sales	$541,529	$476,884
Cost of sales	332,144	290,426
Selling, general and administrative expenses	88,832	82,761
Operating income	120,553	103,697
Interest expense	(5,199)	(5,060)
Other income (expense)	19	(56)
Income before income taxes and noncontrolling interests	115,373	98,581
Income tax expense	22,800	24,500
Net income from consolidated operations	92,573	74,081
Less: Net income attributable to noncontrolling interests	6,889	6,704
Net income attributable to HEICO	$85,684	$67,377

Net income per share attributable to HEICO shareholders:
Basic	$.64	$.51
Diluted	$.62	$.49

Weighted average number of common shares outstanding:
Basic	134,343	132,903
Diluted	137,579	137,071

	Three Months Ended October 31,
	2019	2018
Operating segment information:
Net sales:
Flight Support Group	$324,703	$290,254
Electronic Technologies Group	219,513	191,077
Intersegment sales	(2,687)	(4,447)
	$541,529	$476,884

Operating income:
Flight Support Group	$62,186	$54,554
Electronic Technologies Group	64,583	57,137
Other, primarily corporate	(6,216)	(7,994)
	$120,553	$103,697

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Fiscal Year Ended October 31,
	2019		2018
Net sales	$2,055,647		$1,777,721
Cost of sales	1,241,807		1,087,006
Selling, general and administrative expenses	356,743		314,470
Operating income	457,097		376,245
Interest expense	(21,695)		(19,901)
Other income (expense)	2,439		(58)
Income before income taxes and noncontrolling interests	437,841		356,286
Income tax expense	78,100	(a)	70,600	(b)
Net income from consolidated operations	359,741		285,686
Less: Net income attributable to noncontrolling interests	31,845		26,453
Net income attributable to HEICO	$327,896	(a)	$259,233	(b)

Net income per share attributable to HEICO shareholders:
Basic	$2.45	(a)	$1.96	(b)
Diluted	$2.39	(a)	$1.90	(b)

Weighted average number of common shares outstanding:
Basic	133,640		132,543
Diluted	137,350		136,696

	Fiscal Year Ended October 31,
	2019		2018
Operating segment information:
Net sales:
Flight Support Group	$1,240,183		$1,097,937
Electronic Technologies Group	834,522		701,827
Intersegment sales	(19,058)		(22,043)
	$2,055,647		$1,777,721

Operating income:
Flight Support Group	$242,029		$206,623
Electronic Technologies Group	245,743		204,508
Other, primarily corporate	(30,675)		(34,886)
	$457,097		$376,245

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)
During the first quarter of fiscal 2019, the Company recognized a $16.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $15.1 million, or $.11 per basic and diluted share. During the first quarter of fiscal 2018, the Company recognized a net benefit from stock option exercises that increased net income attributable to HEICO by $2.1 million, or $.02 per basic and diluted share.

(b)
During the first quarter of fiscal 2018, the United States (U.S.) government enacted significant changes to existing tax law resulting in the Company recording a provisional discrete tax benefit from remeasuring its U.S. federal net deferred tax liabilities that was partially offset by a provisional discrete tax expense related to a one-time transition tax on the unremitted earnings of the Company's foreign subsidiaries. The net impact of these amounts increased net income attributable to HEICO by $11.9 million, or $.09 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	October 31, 2019	October 31, 2018
Cash and cash equivalents	$57,001	$59,599
Accounts receivable, net	274,326	237,286
Contract assets	43,132	14,183
Inventories, net	420,319	401,553
Prepaid expenses and other current assets	18,953	21,187
Total current assets	813,731	733,808
Property, plant and equipment, net	173,345	154,739
Goodwill	1,268,703	1,114,832
Intangible assets, net	550,693	506,360
Other assets	162,739	143,657
Total assets	$2,969,211	$2,653,396

Current maturities of long-term debt	$906	$859
Other current liabilities	288,232	281,570
Total current liabilities	289,138	282,429
Long-term debt, net of current maturities	561,049	531,611
Deferred income taxes	51,496	46,644
Other long-term liabilities	184,604	157,658
Total liabilities	1,086,287	1,018,342
Redeemable noncontrolling interests	188,264	132,046
Shareholders’ equity	1,694,660	1,503,008
Total liabilities and equity	$2,969,211	$2,653,396

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal Year Ended October 31,
	2019	2018
Operating Activities:
Net income from consolidated operations	$359,741	$285,686
Depreciation and amortization	83,497	77,191
Share-based compensation expense	10,334	9,283
Employer contributions to HEICO Savings and Investment Plan	9,528	8,019
Increase (decrease) in accrued contingent consideration, net	2,630	(1,365)
Deferred income tax benefit	(6,392)	(12,977)
Payment of contingent consideration	(3,105)	—
Increase in accounts receivable	(28,976)	(23,763)
Decrease (increase) in contract assets	11,583	(4,806)
Increase in inventories	(30,077)	(49,455)
Increase in current liabilities, net	14,596	26,994
Other	14,019	13,680
Net cash provided by operating activities	437,378	328,487

Investing Activities:
Acquisitions, net of cash acquired	(240,841)	(59,775)
Capital expenditures	(28,938)	(41,871)
Investments related to HEICO Leadership Compensation Plan, net	(13,701)	(11,500)
Other	2,834	(365)
Net cash used in investing activities	(280,646)	(113,511)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	30,000	(148,000)
Distributions to noncontrolling interests	(110,869)	(13,059)
Redemptions of common stock related to stock option exercises	(64,014)	(24,983)
Cash dividends paid	(18,691)	(15,363)
Payments of contingent consideration	(4,073)	(5,425)
Revolving credit facility issuance costs	—	(4,067)
Proceeds from stock option exercises	8,547	4,031
Other	(620)	(669)
Net cash used in financing activities	(159,720)	(207,535)

Effect of exchange rate changes on cash	390	92

Net (decrease) increase in cash and cash equivalents	(2,598)	7,533
Cash and cash equivalents at beginning of year	59,599	52,066
Cash and cash equivalents at end of year	$57,001	$59,599

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Three Months Ended October 31,
EBITDA Calculation	2019	2018
Net income attributable to HEICO	$85,684	$67,377
Plus: Depreciation and amortization	21,811	19,668
Plus: Net income attributable to noncontrolling interests	6,889	6,704
Plus: Interest expense	5,199	5,060
Plus: Income tax expense	22,800	24,500
EBITDA (a)	$142,383	$123,309

	Fiscal Year Ended October 31,
EBITDA Calculation	2019	2018
Net income attributable to HEICO	$327,896	$259,233
Plus: Depreciation and amortization	83,497	77,191
Plus: Net income attributable to noncontrolling interests	31,845	26,453
Plus: Interest expense	21,695	19,901
Plus: Income tax expense	78,100	70,600
EBITDA (a)	$543,033	$453,378

Net Debt Calculation	October 31, 2019	October 31, 2018
Total debt	$561,955	$532,470
Less: Cash and cash equivalents	(57,001)	(59,599)
Net debt (a)	$504,954	$472,871

Net debt	$504,954	$472,871
Shareholders' equity	$1,694,660	$1,503,008
Net debt to shareholders' equity ratio (a)	29.8%	31.5%

Net debt	$504,954	$472,871
EBITDA	$543,033	$453,378
Net debt to EBITDA ratio (a)	.93	1.04

(a) See the "Non-GAAP Financial Measures" section of this press release.